Exhibit (a)(4)

December 21, 1999
New York, New York

FOR IMMEDIATE RELEASE ....

      Millennium Funding II LLC has extended the expiration date of its offer to purchase units of limited partnership interest in Integrated Resources High Equity Partners, Series 85, A California Limited Partnership until 12:00 Midnight, New York City time, on January 5, 2000. Approximately 20,892 had been validly tendered pursuant to the offer as of the close of business on December 20, 1999.

      For additional information, contact Georgeson Shareholder Communications Inc., the Information Agent for the offer, at (800) 223-2064.